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                                   EXHIBIT 11
                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
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                                                                         Quarter                    Six months
                                                                   ended June 30,                ended June 30,
                                                           ---------------------         ---------------------
(in millions)                                                1995           1994           1995           1994
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
PRIMARY EARNINGS PER COMMON SHARE
  Net income                                               $  232         $  206         $  465         $  408
  Less preferred dividends                                     10             11             21             23
                                                           ------         ------         ------         ------
      Net income for calculating primary
         earnings per common share                         $  222         $  195         $  444         $  385
                                                           ======         ======         ======         ======

  Average common shares outstanding                          49.1           54.8           49.8           55.2
                                                           ======         ======         ======         ======

PRIMARY EARNINGS PER COMMON SHARE                          $ 4.51         $ 3.57         $ 8.92         $ 6.98
                                                           ======         ======         ======         ======
FULLY DILUTED EARNINGS PER COMMON SHARE (1)
  Net income                                               $  232         $  206         $  465         $  408
  Less preferred dividends                                     10             11             21             23
                                                           ------         ------         ------         ------
      Net income for calculating fully
         diluted earnings per common share                 $  222         $  195         $  444         $  385
                                                           ======         ======         ======         ======

  Average common shares outstanding                          49.1           54.8           49.8           55.2
  Add exercise of options, warrants and
      share rights, reduced by the number
      of shares that could have been
      purchased with the proceeds from
      such exercise                                           1.1            1.4            1.1            1.4
                                                           ------         ------         ------         ------
  Average common shares outstanding as adjusted              50.2           56.2           50.9           56.6
                                                           ======         ======         ======         ======

FULLY DILUTED EARNINGS PER COMMON SHARE                    $ 4.42         $ 3.48         $ 8.73         $ 6.80
                                                           ======         ======         ======         ======

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
(1) This presentation is submitted in accordance with Item 601(b)(11) of Regulation S-K.  This presentation is not required by APB Opinion No. 15, because it results in dilution of less than 3%.

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